Exhibit 99.1

            ALIGN TECHNOLOGY HIRES SONIA CLARK AS VP, HUMAN RESOURCES

    SANTA CLARA, Calif., Sept. 25 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, announced today that Sonia Clark has joined the Company as Vice President, Human Resources. Ms. Clark will report directly to Align President and Chief Executive Officer, Thomas M. Prescott, and will be responsible for leading the global human resources team for Align's operations and facilities around the world.

    Ms. Clark has spent the last fifteen years developing and implementing human resource programs to foster learning and development, facilitate change management, and connect business needs with organizational competencies. Most recently, Ms. Clark was Vice President, Human Resources at Avago Technologies, the semi-conductor products group spun out from Agilent Technologies Inc. She has also held key positions at companies such as Cadence Design Systems, Black & Decker and Colgate Palmolive.

    "Our employees are one of our most important assets," said Mr. Prescott. "Sonia brings a wealth of leadership experience and a results-oriented approach to human resources management. Her experience in creating programs and developing people is a tremendous advantage and we welcome her to Align."

    Ms. Clark graduated with a Bachelor of Science in Molecular Biology from California State University, Northridge, CA.

    About Align Technology, Inc.

    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

     Investor Relations Contact                   Press Contact
     Barbara Domingo                              Shannon Mangum Henderson
     Align Technology, Inc.                       Ethos Communication, Inc.
     408-470-1000                                 678-540-9222
     investorinfo@aligntech.com                   align@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             09/25/2006
    /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or media, Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-540-9222, or align@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /